Exhibit (n)(8)

CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 17, 2017, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2016 and 2015, and March 24, 2016 with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2015 and 2014, included in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2017, for the year ended June 30, 2017. We hereby consent to the inclusion of said reports in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2017.

/s/ RSM US LLP
Raleigh, North Carolina
September 1, 2017